As filed with the Securities and Exchange Commission on June 13, 2017.

Registration No. 333-183748

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

Post-effective amendment no. 1

to

Form S-8

registration statement

UNDER THE

SECURITIES ACT OF 1933
__________________

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1736614
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7500 East Columbia Street Evansville, Indiana 47715
(Address of Principal Executive Offices) (Zip Code)

SHOE CARNIVAL, INC.

2000 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Clifton E. Sifford
President and Chief Executive Officer
7500 East Columbia Street
Evansville, Indiana 47715

(Name and address of agent for service)

(812) 867-6471

(Telephone number, including area code, of agent for service)

Copy to:

Janelle Blankenship

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to

Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Shoe Carnival, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”), which were registered by the Company on a Registration Statement on Form S-8 (File No. 333-183748) filed with the Securities and Exchange Commission on September 6, 2012 (the “Registration Statement”).

The Company has adopted a new equity incentive plan, the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which replaces the 2000 Plan.  As of June 13, 2017, the date the Company’s shareholders approved the 2017 Plan (the “Effective Date”), no new awards may be granted under the 2000 Plan.  According to the terms of the 2017 Plan, the 266,493 shares of the Company’s common stock, $0.01 par value (the “Common Stock”) that remained available for issuance under the 2000 Plan and were not subject to outstanding awards granted under the 2000 Plan as of the Effective Date (the “Prior Shares”) will not be available for issuance under the 2017 Plan. Therefore, in accordance with the undertaking contained in the Registration Statement, the Company hereby deregisters the Prior Shares, which have not been, and will not be, issued and sold under the 2000 Plan. The Registration Statement will remain in effect to cover the potential issuance of shares under the 2000 Plan pursuant to the terms of the awards that were outstanding under the 2000 Plan on the Effective Date.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a new registration statement on Form S-8 to register (a) 1,000,000 shares of Common Stock available to be issued and sold pursuant to the 2017 Plan, and (b) up to 1,045,643 shares of Common Stock which were subject to outstanding awards under the 2000 Plan as of the Effective Date and will be available for issuance for future awards under the 2017 Plan to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 13, 2017.

SHOE CARNIVAL, INC.

By	/s/ Clifton E. Sifford Clifton E. Sifford President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, to execute in the name and on behalf of such person any amendment to the Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in the Registration Statement as the Company deems appropriate, and appoints each of Clifton E. Sifford and W. Kerry Jackson, each with full power of substitution, attorney-in-fact to sign any amendment to the Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Wayne Weaver	Chairman of the Board and Director	June 13, 2017
J. Wayne Weaver

/s/ Clifton E. Sifford	President, Chief Executive Officer and Director	June 13, 2017
Clifton E. Sifford	(Principal Executive Officer)

/s/ James A. Aschleman	Director	June 13, 2017
James A. Aschleman

/s/ Jeffrey C. Gerstel	Director	June 13, 2017
Jeffrey C. Gerstel

/s/ Andrea R. Guthrie	Director	June 13, 2017
Andrea R. Guthrie

/s/ Kent A. Kleeberger	Director	June 13, 2017
Kent A. Kleeberger

/s/ Joseph W. Wood	Director	June 13, 2017
Joseph W. Wood

/s/ W. Kerry Jackson	Senior Executive Vice President - Chief Operating	June 13, 2017
W. Kerry Jackson	and Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)